NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS THIRD QUARTER FISCAL 2011 RESULTS, COMPLETES MAJORITY OF FRANCHISE PARTNERSHIP ACQUISITIONS, AND OPENS TWO CONVERTED RESTAURANTS

MARYVILLE, TN – April 6, 2011 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal third quarter ended March 1, 2011.

Highlights for the third quarter of 2011 compared to the third quarter of 2010 include:

•
Same-restaurant sales decreased 1.2% at Company-owned Ruby Tuesday restaurants, with severe winter weather in many of the Company’s core markets negatively impacting same-restaurant sales by an estimated 1.5% to 2.0%

•
Net income of $16.0 million, or $15.7 million excluding accounting gains and losses from franchise partnership acquisitions and guarantee charges relating to franchises not acquired, compared to prior-year net income of $17.8 million

•
Diluted earnings per share of $0.25, or $0.24 excluding the accounting gains and losses and guarantee charges noted above, compared to diluted earnings per share of $0.28 for the prior year.  The severe winter weather negatively impacted earnings per share by an estimated $.03 to $.04 during the quarter.

•	Acquired seven franchise partnership businesses and an individual restaurant, representing a total of 73 restaurants

•	Opened first converted Marlin & Ray’s, our internally-developed seafood concept, in Maryville, TN on March 1st and opened first Truffles conversion in the Buckhead (Atlanta) area on December 8th

•
We have included a reconciliation of the franchise partnership acquisition accounting gains and losses and guarantee charges noted above on the Investor Relations page of the Ruby Tuesday website:  www.rubytuesday.com

“While our earnings per share trailed the prior-year results, excluding the winter weather impact which hit us harder than most of our peers since approximately 90% of our Company-owned

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restaurants are concentrated in the Eastern U.S., we would have been in line with our prior-year results, even after absorbing the investments we have made this year.  These investments, which include our fresh bread program served complimentary with every entree, incremental labor for service enhancements, and new marketing brand research initiatives, should all yield attractive returns.  We believe the Ruby Tuesday brand is in good shape and continue to focus on strengthening the core Ruby Tuesday business, growing our revenue and EBITDA in a low-risk fashion, and further enhancing long-term shareholder value,” said Founder, Chairman, and CEO, Sandy Beall.

Other highlights from our third quarter results include:

•	Same-restaurant sales for domestic franchised restaurants increased by 0.4%

•	Total revenue increased 3.8% from the prior-year period primarily due to franchise partnership acquisitions

•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $70.7 million and $91.9 million for the third quarter of fiscal 2011 and 2010, respectively, with the decline driven by the franchise partnership acquisitions

•	The Company did not open any new Ruby Tuesday restaurants and closed seven restaurants, one of which was closed in anticipation of conversion

•	Domestic and international franchisees opened one new Ruby Tuesday restaurant and closed 13, 11 of which were underperforming franchise partnership restaurants

•	Total capital expenditures were $5.1 million

•
Book debt to EBITDA ratio of 2.61, which excludes the pro forma EBITDA impact from franchise partnership acquisitions, represents an increase over the prior-year ratio of 2.3, due to the assumption of $128.6 million in debt from franchise partnership acquisitions and payment of $6.5 million in debt guarantees during this fiscal year-to-date

Mr. Beall added, “Our long-term goal to further strengthen and grow our business in a low-risk, high-return manner is supported by our three to five year strategies which are:

•	Continue to Enhance Sales and Margins of Our Core Brand – Our primary focus will always be on the Ruby Tuesday brand and how to drive same-restaurant sales and

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continued brand improvements in food and quality.  An example of this is our most recent Seafood Festival which launched on February 15th and is being promoted via web-based media clips and in approximately 250 movie theaters.  This promotion introduces some exciting new seafood offerings such as a shrimp fondue appetizer, a shellfish trio entrée, and tuscan crab tilapia.  We believe these quality new offerings, sales-driving initiatives such as Fun With Friends and Couples Night Out, and our continued focus on improving the overall guest experience will facilitate our longer-term goal of providing a $25 high-quality casual dining experience for $15.

•
Increase Shareholder Returns Through New Concept Conversions – Our second strategy is to create shareholder value through the conversion of low-volume Ruby Tuesday restaurants to other high quality casual dining concepts better suited for the local market competitive landscape.  We now have three restaurant conversions completed with Jim ‘N Nick’s Bar-B-Q (Knoxville), Truffles (Buckhead/Atlanta), and Marlin & Ray’s (Maryville, TN) and site selections for our conversions planned over the next 12-15 months are largely complete.  All of our conversion brands have a unique positioning and are aligned with our overall brand strategies of freshness and quality.  We will continue to evaluate each of the concepts and make decisions based on the ones we believe we can grow with ease that will generate high returns, while preferably leveraging our existing team talent, technology, and purchasing systems.

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Increase Revenue and EBITDA Through Franchise Partnership Acquisitions – Our third strategy is focused on generating incremental revenue and EBITDA through accretive franchise partnership acquisitions.  During the quarter, we acquired the majority of our franchise partnership restaurants at favorable multiples and these acquisitions should provide increases in revenue and EBITDA, in addition to opening up new geographies for our conversion strategy.

•
Focus on Low-Risk, Low Capital-Intensive, High-Return Growth – Our fourth strategy is focused on investing in low-risk, low-capital growth initiatives, with a primary focus on leveraging our licensing agreement with Lime Fresh Mexican Grill through inline growth in the upscale fast casual segment.  We believe we can create long-term value for our shareholders through this fresh-Mexican restaurant concept which is well aligned with our focus on high-quality food and service and is an exciting concept that is well positioned to a younger demographic.  We will be developing our test markets, which

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include Washington, D.C., the Ohio Valley area, and the SouthEast, beginning in early Fiscal 2012.

•
Allocate Capital to Enhance Shareholder Value – Our balance sheet is in great shape and we continue to focus on enhancing our cash flow through the low-risk investments that offer opportunities for high returns noted above; possibly repaying some of our expensive third-party debt; and returning any excess cash to our shareholders, primarily through an opportunistic share repurchase program.”

Fiscal Year 2011 Guidance

•
Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of flat to positive 1.0% for the year, as a result of the third quarter severe winter weather impact and softer sales in the bar grill segment primarily due to higher fuel prices.

•
Company-Owned and Licensed Restaurant Development – We do not expect to open any inline restaurants in 2011, expect to close eight to 10 Company-owned restaurants (excluding conversions), and convert four to six Company-owned restaurants to other high-end casual dining concepts.  In addition to the 96 franchise restaurants acquired year-to-date through the third quarter, we plan to buy back the remaining 13 franchise partnership restaurants over the remainder of the fiscal year.

•
Franchise Restaurant Development – We estimate our franchisees will open six to eight restaurants, up to three of which will be international.  Additionally, we expect our franchisees to close 20 – 22 franchise restaurants, with 20 of those closings having occurred through our third fiscal quarter.

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Restaurant Operating Margins – Margins are anticipated to be relatively flat, primarily reflecting the impact of our continued investment in higher-quality menu items and new product offerings, such as our complimentary bread program, as well as investments in service to enhance our guest experience and drive sales, offset by lower promotional levels.  Our food costs are expected to remain relatively stable compared to the prior year.

•
Other Expenses – Depreciation and Amortization is estimated to be in the $62-$64 million range and selling, general, and administrative expenses are targeted to be up approximately 18%-20% from a year earlier, primarily reflecting a shift in spending from

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promotional initiatives to advertising expenses, higher marketing brand research, higher training expenses, and the loss of fee income from acquired franchise partnerships which offsets selling, general, and administrative expenses.  Interest expense is estimated to be $12-$13 million and the effective tax rate is estimated to be 10%-15%.

•	Diluted Earnings Per Share for the year are estimated to be in the $0.74-$0.82 range. Fully-diluted weighted average shares outstanding are estimated to be approximately 64.9 million for the year.

•	Capital Expenditures for the year are estimated to be $29-$32 million

In closing, Mr. Beall said, “I am proud of all our team has accomplished, especially in light of the severe winter weather this quarter.  We remain focused on growing our excess cash flow; maintaining our strong balance sheet; and investing in low-risk, low-capital, high-return growth opportunities.  This is an exciting time to be a part of the Ruby Tuesday team and while the environment is still challenging, we feel positive about our overall ability to grow our business and provide attractive shareholder returns.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, 15 foreign countries, and Guam.  As of March 1, 2011, the Company owned and operated 742 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 56 and 57 restaurants, respectively.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

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This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2011
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks		13 Weeks			39 Weeks		39 Weeks
	Ended		Ended			Ended		Ended
	March 1,	Percent	March 2,	Percent	Percent	March 1,	Percent	March 2,	Percent	Percent
	2011	of Revenue	2010	of Revenue	Change	2011	of Revenue	2010	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$317,158	99.4	$305,641	99.5		$906,745	99.4	$876,824	99.5
Franchise revenue	1,905	0.6	1,624	0.5		5,455	0.6	4,517	0.5
Total revenue	319,063	100.0	307,265	100.0	3.8	912,200	100.0	881,341	100.0	3.5

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	92,780	29.3	87,116	28.5		262,410	28.9	255,998	29.2
Payroll and related costs	106,205	33.5	99,833	32.7		306,170	33.8	296,076	33.8
Other restaurant operating costs	65,711	20.7	59,167	19.4		186,512	20.6	180,367	20.6
Depreciation and amortization	15,597	4.9	15,901	5.2		46,338	5.1	48,467	5.5
(as a percent of Total revenue)
Selling, general and administrative, net	18,449	5.8	17,686	5.8		62,229	6.8	53,094	6.0
Closures and impairments	783	0.2	2,310	0.8		2,869	0.3	2,848	0.3
Equity in losses/(earnings) of unconsolidated franchises	879	0.3	(598)	(0.2)		649	0.1	390	0.0
Total operating costs and expenses	300,404		281,415			867,177		837,240

Earnings before Interest and Taxes	18,659	5.8	25,850	8.4	(27.8)	45,023	4.9	44,101	5.0	2.1

Interest expense, net	3,114	1.0	3,578	1.2		8,133	0.9	13,567	1.5

Pre-tax Profit	15,545	4.9	22,272	7.2	(30.2)	36,890	4.0	30,534	3.5	20.8

(Benefit)/provision for income taxes	(455)	(0.1)	4,473	1.5		3,928	0.4	6,160	0.7

Net Income	$16,000	5.0	$17,799	5.8	(10.1)	$32,962	3.6	$24,374	2.8	35.2

Earnings Per Share:
Basic	$0.25		$0.28		(10.7)	$0.52		$0.40		30.0
Diluted	$0.25		$0.28		(10.7)	$0.51		$0.40		27.5

Shares:
Basic	64,177		63,342			63,956		60,929
Diluted	65,237		63,533			64,849		61,096

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2011
(Amounts in thousands)
(Unaudited)
	March 1,	June 1,
CONDENSED BALANCE SHEETS	2011	2010
Assets
Cash and Short-Term Investments	$8,914	$9,569
Accounts and Notes Receivable	6,099	9,746
Inventories	38,625	28,813
Income Tax Receivable	2,073
Deferred Income Taxes	11,896	13,794
Assets Held for Sale	3,545	3,234
Prepaid Rent and Other Expenses	12,576	11,154

Total Current Assets	83,728	76,310

Property and Equipment, Net	1,028,041	943,486
Unamortized Goodwill, Net	14,789
Notes Receivable, Net		269
Other Assets	57,683	43,964

Total Assets	$1,184,241	$1,064,029

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$14,988	$12,776
Income Tax Payable		1,049
Other Current Liabilities	105,692	100,956
Long-Term Debt, including Capital Leases	344,124	276,490
Deferred Income Taxes	38,425	40,010
Deferred Escalating Minimum Rents	43,573	42,305
Other Deferred Liabilities	56,094	52,343

Total Liabilities	602,896	525,929

Shareholders' Equity	581,345	538,100

Total Liabilities and
Shareholders' Equity	$1,184,241	$1,064,029